MMA PRAXIS MUTUAL FUNDS
                                  (THE "TRUST")
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I. COVERED OFFICERS/PURPOSE OF THE CODE

MMA Praxis Funds Trust (the "Trust" or the "Funds") code of ethics (this "Code") applies to the Trust's Principal Executive Officer ("President") and Principal Financial Officer ("Treasurer") (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

      o compliance with applicable laws and governmental rules and regulations;

      2 o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o     accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.(1)

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(1) Item 2 of Form N-CSR requires a registered management investment company to disclose annually whether, as of the end of the period covered by the report, it has adopted a code of ethics that applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these officers are employed by the registrant or a third party. If the registrant has not adopted such a code of ethics, it must explain why it has not done so. The registrant must also: (1) file with the SEC a copy of the code as an exhibit to its annual report; (2) post the text of the code on its Internet website and disclose, in its most recent report on Form N-CSR, its Internet address and the fact that it has posted the code on its Internet website; or (3) undertake in its most recent report on Form N-CSR to provide to any person without charge, upon request, a copy of the code and explain the manner in which such request may be made. Disclosure is also required of amendments to, or waivers (including implicit waivers) from, a provision of the code in the registrant's annual report on Form N-CSR or on its website. If the registrant intends to satisfy the requirement to disclose amendments and waivers by posting such information on its website, it will be required to disclose its Internet address and this intention.

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II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF
INTEREST

OVERVIEW.

A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Trust. Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. Each Covered Officer is an employee of the Trust's Administrator ("Service Provider"). The Trust's and the Service Provider's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Service Provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Service Provider, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board of

Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes. Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:

      o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

      o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust;

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      o     not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

There are some conflict of interest situations that may be discussed with a senior officer of the Administrator who, at his or her discretion may consult the Funds' Legal Counsel, if material. Examples of these include:(2)(2)

      o     service as a director on the board of any public or private company;

      o     the receipt of any non-nominal gifts;

      o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety as consistent with the Funds' Code of Ethics;

      o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof;

      o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE & COMPLIANCE

      o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

      o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's directors and auditors, and to governmental regulators and self-regulatory organizations;

      o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the Trust's adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trust; and

      o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

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(2) Any activity or relationship that would present a conflict for a Covered
Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.

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      o     upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code (See Exhibit B);

      o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

      o not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

      o notify the Senior officer of the Administrator (who, at his or her discretion, may consult the Funds' Legal Counsel) promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

      o report at least annually any change in his affiliations from the prior year.

The senior officer of the Administrator (who, at his or her discretion, may consult the Funds' Legal Counsel) is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer will be considered by the Audit Committee (the "Committee").(3)

The Trust will follow these procedures in investigating and enforcing this Code:

      o the senior officer of the Administrator (who, at his or her discretion, may consult the Funds' Legal Counsel) will take all appropriate action to investigate any potential violations reported to him;

      o if, after such investigation, the senior officer of the Administrator believes that no violation has occurred, the senior officer of the Administrator is not required to take any further action;

      o any matter that the senior officer of the Administrator believes is a violation will be reported to the Funds' Legal Counsel who, in turn will address the matter with the Committee;

      o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider or its board; or a

      o     recommendation to dismiss the Covered Officer;

      o the Committee will be responsible for granting waivers, as appropriate; and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

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(3) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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V. OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's, principal underwriter's and service providers' codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Trust's board, including a majority of independent directors/trustees.

VII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the investment adviser and the respective Service Providers.

VIII. INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Dated: 2/27/2004

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                             MMA PRAXIS FUNDS TRUST
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS
                                    EXHIBIT A

                     Persons Covered by this Code of Ethics
                             As of December 31, 2008
                             -----------------------

Principal Executive Officer and President - David Gautsche

Principal Financial Officer and Treasurer - Steven T. McCabe